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                                            [A.D.A.M. Software, Inc. Letterhead]

                                                                   EXHIBIT 10.7


September 3, 1996

Mr. Curtis Cain
1455 Yorktown Drive
Lawrenceville, GA 30243

Dear Curtis,

       This letter will confirm our mutual understandings regarding termination of your employment with A.D.A.M. Software, Inc. (the "Company"). The Company hereby accepts your resignation as Chief Executive Officer of the Company, effective September 4, 1996, subject to the terms and conditions specified in the term sheet attached to this letter. The Company has agreed to the terms specified in the attached term sheet, and the Board of Directors has authorized the Company's performance of its obligations to you as specified in the term sheet.

       As specified in the attached term sheet, the Company agrees that you have resigned at the request of the Board of Directors, and your resignation will therefore be treated as a "No Cause Termination Event" under your employment agreement with the Company dated December 19, 1994. Payment by the Company of the amounts specified in the attached term sheet will satisfy all obligations of the Company to you under the Employment Agreement or otherwise in connection with your employment.

Signed,

/s/ Robert S. Cramer, Jr.

Robert S. Cramer, Jr.
Chairman of the Board

Attachment

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A.D.A.M. SOFTWARE, INC.
BOARD OF DIRECTOR'S MEETING
AUGUST 28, 1996



Term Sheet for Resolution II: Resignation of the CEO

1. Cain will resign at the request of the Board, which is defined in his Employment Agreement as a "No Cause Termination Event".

2.  Effective date to be September 4, 1996, which is the "Date of Termination".

3.  The following 10 year stock option grants will be forfeited:
       39,000 @ $5.00 per share dated 4/1/92
       60,000 @ $5.00 per share dated 5/1/92
       90,000 @ $8.50 per share dated 3/15/96
       189,000 Total Shares

4.  The following stock option grant will be retained by Cain:
       20,000 @ $8.00 per share dated 3/15/95

5.  Cain's Personal File shall be noted:
       a.  Employment dates were 11/17/91 to 9/4/96.
       b.  Eligible for rehire.

6. While paragraph 4.3 (a) of his Employment Agreement states Cain will "continue to receive his then-current Base Salary and bonus (if earned) for a period of two (2) years following the date of termination", the Company has agreed to make a lump sum payment of $150,000 on the Date of Termination and then continue payments on his current Base Salary of $180,000 for one year (no bonus program is in effect). Payments will be made monthly (i.e. $15,000 each from September 30, 1996 to August 31,
       1997) as a consultant {with 1099 reporting to the IRS at the year end}. ADAM will be responsible for 80% of the Cobra payments for his medical, dental and vision insurance until Cain obtains full-time employment, but not longer than 12 months.